EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into as of the 23rd day of December, 2010, by and between Cinedigm Digital Cinema Corp., a Delaware Corporation, 55 Madison Avenue, Suite 300, Morristown, New Jersey 07960 (the "Company"), and Christopher J. McGurk, having an address at 9100 Wilshire Blvd., 400W, Beverly Hills, CA 90212 (the "Employee").

WITNESSETH:

WHEREAS, the Company desires to employ the services of the Employee and the Employee desires to be employed by the Company upon the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1.            Employment.

(a)            The Company agrees to employ the Employee, and the Employee agrees to be employed by the Company, for the period stated in paragraph 3 hereof and upon the other terms and conditions herein provided.

(b)            The Employee affirms and represents that he is under no obligation to any current or former employer or other party that is in any way inconsistent with, or that imposes material restrictions upon, the Employee’s employment by the Company or the Employee's responsibilities or undertakings under this Agreement.

2.            Position and Responsibilities.  The Employee shall serve as Chief Executive Officer (“CEO”) and Chairman of the Board of Directors of the Company (the “Board”).  The Employee’s principal place of employment will be located in metropolitan Los Angeles, California.  The Employee shall be responsible for such duties as are commensurate with his office and as may from time to time be reasonably assigned to the Employee by the Board. Employee shall report directly to the Board of Directors of the Company.  Except as otherwise provided herein, the Employee will devote his substantial full business time throughout the Term to the services required of him hereunder.  The Employee will render his business services to the Company during the Term and will use his best efforts, judgment and energy to improve and advance the operations, programs, services and interests of the Company in a manner consistent with the duties of his position.  Notwithstanding the foregoing, as long as it does not materially interfere with the Employee’s employment hereunder, the Employee may participate in educational, welfare, social, religious and civic organizations. The Employee may serve on additional boards of directors, other than those he currently holds at BRE Properties, Inc. and that certain entertainment content and distribution company currently called Activate

Media (as a non-executive chairman), only with the approval of the Compensation Committee of the Board (“Committee”), which approval shall not be unreasonably withheld or delayed.

3.            Term.  Except as otherwise provided for herein, the term of this Agreement (the “Term”) shall be from January 3, 2011 (the “Effective Date”) and shall end on March 31, 2014.  The parties agree to provide written notice to each other no later than six (6) months before the expiration of the Term regarding whether or not each would like to negotiate a renewal of this Agreement. Upon the expiration of the Term, this Agreement, except for the provisions that survive pursuant to this paragraph 3 and paragraph 8, will have no further force or effect.

In the event the Employee remains employed by the Company after the Term expires and the parties have not executed a successor written agreement, the Employee’s employment will be at-will.  In such event, the Employee, for the duration of his at-will employment, will be entitled to receive the Base Salary and participate in the bonus and benefit programs in effect at the expiration of the Term.

4.           Compensation, Reimbursement of Expenses.

(a)            Salary.  For all services rendered by the Employee in any capacity during his employment under this Agreement, including, without limitation, service as an executive, officer, director, or member of any committee of the Company or of any subsidiary, affiliate, or division thereof, the Company shall pay the Employee, in accordance with the Company’s normal payroll practices, a salary (“Base Salary”) at the rate of $600,000 per year commencing with the Effective Date, subject to annual reviews and increases in the sole discretion of the Committee.

(b)            Bonus.  Employee shall be eligible to participate in the Company’s Management Annual Incentive Plan or any amended or successor plan thereto (“MAIP”).  For each of the fiscal years ending March 31, 2012 through March 31, 2014, the target bonus shall be $450,000 (“Target Bonus”).  The Employee’s bonuses shall be based on Company performance with goals to be established annually by the Committee, with consultation of Employee, provided that the ultimate decision shall be made by the Committee.  Bonuses shall be paid at the same time bonuses are paid to other executives of the Company, but no later than August 31st following the fiscal year for which the bonus is earned, and shall be subject to the terms of the MAIP.

On March 31, 2011, the Employee shall be paid a minimum bonus of $112,500, with such amount to be determined by the Committee, payable in shares of the Company’s Class A Common Stock, par value $0.001 per share (the “Common Stock”), pursuant to the terms of the MAIP and/or the Company’s Second Amended and Restated 2000 Equity Incentive Plan, as amended (the “EIP”), subject to required withholdings of an amount sufficient to satisfy tax withholding obligations.

(c)            Reimbursement of Expenses.  In accordance with Company policies then in effect, the Company shall pay directly, or reimburse the Employee for, reasonable travel,

entertainment and other business-related expenses incurred by the Employee in the performance of his duties under this Agreement.

(d)            Stock Option Grant.  Employee shall be granted 4,500,000 stock options (the “Options”) either under the EIP or on a standalone basis with terms at least as advantageous to Employee as those under the EIP, or a combination thereof.  The Options will be non-statutory options.  The grant will represent a three-year grant.  1,500,000 of the Options (“First Tranche”) shall have an exercise price equal to the lesser of  $1.50  per share or the 20-day trailing average closing price of the Common Stock preceding the date of this Agreement; 2,500,000 of the Options (“Second Tranche”) shall have an exercise price of $3.00 per share, and the remaining 500,000 Options (“Third Tranche”) shall have an exercise price of $5.00 per share;  provided, however, that in no event shall the exercise price per share of any tranche be less than the last closing price of the Common Stock on the day preceding the date of this Agreement.   The Options will have a term of 10 years.  The Options shall vest on the earliest to occur of the Vesting Date, as defined below, the death of the Employee, or a Change in Control (as defined in the EIP), provided the Employee remains an employee of the Company through the relevant date.  For purposes of the preceding sentence, the Vesting Date shall be:

(i)           the first anniversary of the Grant Date, with respect to one-third of the Options in each of the First Tranche, the Second Tranche and the Third Tranche;

(ii)           the second anniversary of the Grant Date, with respect to one half of the remaining Options in each of the First Tranche, the Second Tranche and the Third Tranche; and

(iii)           the third anniversary of the Grant Date, with respect to the remaining Options in each of the First Tranche, the Second Tranche and the Third Tranche.

In the event of Employee’s termination of employment, other than due to death or Disability, vested Options may be exercised after termination but in no event later than 90 days after termination (and in no event later than the expiration of the Options).  In the event of Employee’s termination due to his death or Disability, vested Options may be exercised after termination but in no event later than 180 days after death or Disability (and in no event later than the expiration of the Options).

The terms set forth in this paragraph 4(d) and all other terms governing the Options shall be set forth in a separate Stock Option Agreement between the Company and the Employee.

5.           Participation in Benefit Plans; Office Support.  The Employee will be eligible to participate in all benefit plans and programs that the Company provides to its senior executives in line with the Company's current practices, but shall be eligible to participate in all medical, dental, vision, disability, life insurance and paid time off plans that the Company provides to any senior executive of the Company, all in accordance with the terms and conditions of such benefit plans and programs as they may be modified by the Company from time to time.

The Company will provide the Employee with office and clerical support appropriate to his position, including a private office, an administrative assistant and parking privileges.  Notwithstanding the foregoing, the Employee will not be entitled to any automobile allowance.

6.           Termination.  (a) The Company shall have the right to terminate this Agreement and the Employee’s employment prior to the expiration of the Term only for “Cause” (as defined below).  The Company shall have no obligations to the Employee for any period subsequent to the effective date of any termination of this Agreement pursuant to this paragraph 6(a), except any and all obligations provided by law and the payment of Base Salary (pursuant to paragraph 4(a)) up to and including the termination date, bonus earned and approved by the Committee (pursuant to paragraph 4(b)), reimbursement of expenses incurred prior to the termination date (pursuant to paragraph 4(c)), and benefits accrued prior to the termination date (pursuant to paragraph 5).

(b)           If, prior to the end of the Term, the Company terminates this Agreement and the Employee's employment for any reason other than for Cause or if the Employee resigns for Good Reason (as defined below), the Employee shall be entitled to receive the amounts payable under paragraph 6(a), plus the amount of his Base Salary that would have been paid for the remainder of the Term (collectively referred to herein as “Severance”).   Subject to paragraph 6(f) below, the Severance shall be paid in equal monthly installments, as of the first of each month, beginning with the month following sixty (60) days after such termination provided that the first of such payments would include any amounts that would have been payable absent the 60-day delay in commencement date, and such payments shall continue for the duration of the Term (which payment period is referred to herein as the “Severance Period”).  During the Severance Period, the Employee shall have a duty to seek other employment, but shall not be required to accept any position other than a position (i) as a senior executive officer with the same general responsibilities that the Employee possessed at the Company at the time of commencement of this Agreement, and (ii) with a company equal or larger in earnings and tangible net worth than the Company at the time of the Employee's termination.  The Employee may, however, accept any full-time position at any level and at any salary with any entity, profit or non-profit, and the Employee, by accepting such employment, shall be conclusively deemed to have fulfilled his duty to seek employment under this paragraph 6(b).  The Company shall be entitled to reduce the amounts paid under this paragraph 6(b) by the amounts paid to the Employee in the same period by such other entity.

(c)           If, prior to the end of the Term, the Company terminates this Agreement and the Employee’s employment for any reason other than for Cause or if the Employee resigns for Good Reason, in each event within two years after a Change in Control (as defined in the EIP), in lieu of the amount payable under paragraph 6(b), Employee will receive a lump sum payment equal to the sum of his then Base Salary and Target Bonus amount,  multiplied by the greater of (i) two, or (ii) a fraction, the numerator of which is the number of months remaining in the Term, and the denominator of which is twelve; provided, however, that such payment shall be limited to an amount which would not result in an “excess parachute payment” as that term is defined in Internal Revenue Code section 280G.  Subject to paragraph 6(f) below, payment of the amount due under this paragraph 6(c) shall be made as soon as practicable after the termination occurs.

(d)           For purposes of this Agreement, “Cause” means any of the following:  (i) the Employee’s conviction of or plea of nolo contendere to a felony or other crime involving moral turpitude, (ii) the Employee’s material breach of a material provision of this Agreement that is not corrected within thirty (30) days following written notice of such breach sent by the Company to the Employee, (iii) the Employee’s willful misconduct in the performance of his material duties under this Agreement, (iv) the Employee’s performance of his material duties in a manner that is grossly negligent, and (v) the Employee’s failure to attempt to fully comply with any lawful directive of the Board which is not corrected within thirty (30) days following written notice of such breach sent by the Company to the Employee.  Whether or not “Cause” exists shall be determined solely by the Company in its reasonable, good faith discretion.

(e)           For purposes of this Agreement, “Good Reason”  means, without the Employee's written consent,  (i) a material and substantially adverse reduction in title or job responsibilities compared with title or job responsibilities on the Effective Date, but shall not include a change of title and position during the Term to only Chief Executive Officer, (ii) any requirement that the Employee relocate to a work location more than 50 miles from the metropolitan Los Angeles area; or (iii) any material breach of the Agreement by the Company.  Notwithstanding the foregoing, Good Reason will be deemed to exist only in the event that: (x) the Employee gives written notice to the Company of his claim of Good Reason and the specific grounds for his claim within ninety (90) days following the occurrence of the event upon which his claim rests, (y) the Company fails to cure such breach within thirty days (30) of receiving such notice (“Cure Period”), and (z) the Employee gives written notice to the Company to terminate his employment within fifteen (15) days following the Cure Period.

(f)           Notwithstanding the foregoing, if Employee is a “specified employee” (as such term is defined in Section 409A) and the provisions of Treasury Regulation 1.409A-3(i)(2) apply because payments due under this Agreement constitute deferred compensation for purposes of Code Section 409A, payments under this paragraph 6 shall in no event be made prior to six months after the Participant’s separation from service (the “Suspension Period”).  All payments suspended during the Suspension Period will be paid in a lump sum and the normal payment schedule will resume at the end of the Suspension Period.  Each of the affected payments under this paragraph (f) shall be a separate payment for purposes of Section 409A of the Code.

(g)           Notwithstanding any other provision of this Agreement to the contrary, the Employee shall not be entitled to Severance or Change in Control payments under this paragraph 6 unless (i) the Employee materially complies with the restrictive covenants by which he is bound (whether pursuant to this Agreement or otherwise), including, but not limited to, any non-competition agreement, non-solicitation agreement, confidentiality agreement or invention assignment agreement signed by the Employee, and (ii) the Employee executes, delivers and does not revoke a commercially reasonable general release in form and substance acceptable to both the Company and Employee no later than sixty (60) days following the effective date of termination of employment.

7.           Death or Disability.  Upon the death or Disability (as defined below) of the Employee prior to the end of the Term, this Agreement shall terminate and no further payments shall be made other than those provided for by law and the payment of Base Salary (pursuant to paragraph 4(a)) up to and including the termination date, bonus earned and approved by the Committee (pursuant to paragraph 4(b)), reimbursement of expenses incurred prior to such termination (pursuant to paragraph 4(c)), and benefits (pursuant to paragraph 5) accrued prior to the date of such death or Disability but not yet paid.  For purposes of this paragraph 7, Disability shall mean any physical or mental incapacity that is documented by qualified medical experts and that results in the Employee’s inability to perform his essential material duties and responsibilities for the Company, with reasonable accommodation, for a period of ninety (90) days in any consecutive twelve (12) month period, all as determined in the good faith judgment of the Board.

8.           Restrictive Covenants.  The Employee hereby covenants, agrees and acknowledges as follows:

(a)           Confidential Information.  In the course of his employment by the Company, the Employee will receive and/or be in possession of confidential information of the Company and its parent, subsidiaries, affiliates and divisions, including, but not limited to, information relating to: (i) operational procedures, financial statements or other financial information, contract proposals, business plans, training and operations methods and manuals, personnel records, and management systems policies or procedures; (ii) information pertaining to future plans and developments; and (iii) other tangible and intangible property that is used in the operations of the Company but not made public.  The information and trade secrets relating to the business of the Company described in this paragraph 8(a) are hereinafter referred to collectively as the “Confidential Information,” provided that the term Confidential Information will not include any information: (x) that is or becomes generally publicly available (other than as a result of violation of this Agreement by the Employee or someone under his control or direction or (y) that the Employee receives on a non-confidential basis from a source (other than the Company or its representatives) that is not known by him to be bound by an obligation of secrecy or confidentiality to the Company.

(b)           Non-Disclosure.  The Employee agrees that he will not, without the prior written consent of the Company, during the period of his employment or at any time thereafter, disclose or make use of any such Confidential Information, except as may be required by law (and, in such case, he will immediately notify the Company of such disclosure request) or in the course of his employment hereunder.  The Employee agrees that all tangible materials containing Confidential Information, whether created by the Employee or others, that comes into his custody or possession during his employment, will be and are the exclusive property of the Company.

(c)           Return of Confidential Information and Property.  Upon termination of the Employee’s employment for any reason whatsoever, he will immediately surrender to the Company all Confidential Information and property of the Company in his possession, custody or control in whatever form maintained (including, without limitation, computer discs and other electronic media), including all copies thereof.  Employee shall be allowed to make and keep a copy of all personal information, including, but not limited to, personal information contained in his contacts directory.

(d)           Non-Competition.  The Employee agrees that, while employed by the Company and for one year after the cessation of his employment with the Company for any reason other than a termination pursuant to paragraph 6(b) or 6(c), he will not become employed by or otherwise engage in or carry on, whether directly or indirectly as a principal, agent, consultant, partner or otherwise, any business with any person, partnership, business, corporation, company or other entity (or any affiliate, subsidiary, parent or division thereof) that is in direct competition with the Company.

(e)           Non-Solicitation/No-Hiring.  The Employee agrees that, while employed by the Company and for the greater of one year after the cessation of his employment with the Company for any reason or the period during which the Employee receives Severance or Change in Control payments, he will not (i) solicit or induce or attempt to solicit or induce any employee, director or consultant to terminate his or her employment or other engagement with the Company or (ii) employ or retain (or in any way assist, participate in or arrange for the employment or retention of) any person who is employed or retained by the Company or any of its parents, subsidiaries, affiliates and divisions or who was employed or retained by the Company or any of its parents, subsidiaries, affiliates and divisions both within the six (6) month period immediately preceding the Employee’s contemplated employment or retention of such person and on the date the Employee’s employment with the Company ended.

(f)           Injunctive Relief and Other Remedies.  The Employee acknowledges that the foregoing confidentiality, non-competition and non-solicitation/no-hiring provisions are reasonable and necessary for the protection of the Company and its parent, subsidiaries, affiliates and divisions, and that they will be materially and irrevocably damaged if these provisions are not specifically enforced.  Accordingly, the Employee agrees that, in addition to any other relief or remedies available to the Company and its parent, subsidiaries, affiliates and divisions, the Company will be entitled to seek an appropriate injunctive or other equitable remedy for the purposes of restraining Employee from any actual or threatened breach of those provisions, and no bond or security will be required in connection therewith.  If any of the foregoing confidentiality, non-competition and no-solicitation/no-hiring provisions are deemed invalid or unenforceable, these provisions will be deemed modified and limited to the extent necessary to make them valid and enforceable.

9.           Tax Withholding.  The Company shall withhold from any benefits payable under this Agreement all federal, state, local or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

10.           Effect of Prior Agreements.  This Agreement contains the entire understanding between the parties hereto and supersedes any and all prior agreements between the Company and the Employee.

11.           Notices.  All notices that are required or may be given pursuant to the terms of this Agreement will be in writing and will be sufficient in all respects if given in writing and (i) delivered personally, (ii) mailed by certified or registered mail, return receipt requested and postage prepaid, or (iii) sent via a responsible overnight courier, to the parties at their respective addresses set forth above, or to such other address or addresses as either party will have designated in writing to the other party hereto.  The date of the giving of such notices delivered personally or by carrier will be the date of their delivery and the date of giving of such notices by certified or registered mail will be the date five days after the posting of the mail.

12.           General Provisions.

(a)           Nonassignability.  Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee or his beneficiaries or legal representatives without the Company's prior written consent, which shall not be unreasonably withheld or delayed; provided, however, that nothing in this paragraph 12(a) shall preclude (i) the Employee from designating a beneficiary to receive any benefit payable hereunder following his death, or (ii) the executors, administrators, or other legal representatives of the Employee or his estate from assigning any rights hereunder to the person or persons entitled thereto.

(b)           No Attachment.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

(c)           Binding Agreement.  This Agreement shall be binding upon, and inure to the benefit of, the Employee and the Company and their respective permitted successors and assigns.

(d)           Compliance with 409A. Notwithstanding any other provision of this Agreement, it is intended that the provisions of this Agreement satisfy the provisions of Section 409A of the Internal Revenue Code and this Agreement shall be interpreted and administered, as necessary, to comply with such provisions.

13.	Modification and Waiver.

(a)           Amendment of Agreement.  This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto and approved by a majority of the members of the Board who were not nominated by the Employee.

(b)           Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

14.           Severability.  If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

15.           Headings.  The headings of paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

16.           Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to the choice of law principles thereof to the extent that the application of the laws of another jurisdiction would be required thereby.  In addition, any legal suit, action or proceeding arising out of or relating to this Agreement will be instituted exclusively in Superior Court of the State of New Jersey or in the United States District Court for the District of New Jersey, and each party waives any objection to the venue of any such suit, action or proceeding and the right to assert that any such forum is not a convenient forum, and irrevocably consents to the jurisdiction of the Superior Court of the State of New Jersey or the United States District Court for the District of New Jersey in any such suit, action or proceeding.

17.           Survival of Provisions.  Neither the termination of this Agreement, nor of the Employee's employment hereunder, will terminate or affect in any manner any provision of this Agreement that is intended by its terms to survive such termination, including without limitation, the provisions of paragraph 8 hereof.

18.           Authority to Enter this Agreement.  Both the Company and the Employee represent that they have the authority to enter into this Agreement and neither party is subject to any restriction or limitation that would prevent them from performing their duties and obligations hereunder.

19.           Indemnification.  The Company shall indemnify the Employee in the event the Employee is a party, or is threatened to be made a party, to any threatened, pending or contemplated action, suit, or proceeding (other than an action by or in the right of the Company) by reason of the fact that the Employee is an officer or director of the Company against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Employee in connection with such action, suit, or proceeding if the Employee acted in good faith and in a manner the Employee reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Employee’s conduct was unlawful.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereunto duly authorized, and the Employee has signed this Agreement, all as of the day and year first above written.

Cinedigm Digital Cinema Corp.

By:	/s/ Gary S. Loffredo
Name: Gary S. Loffredo Title: SVP - General Counsel

Christopher J. McGurk

/s/ Christopher J. McGurk
Name: Christopher J. McGurk